Exhibit 99.1

PRESS RELEASE

Contacts:
Jennifer Neiman	Derek Cole
Senior Manager, Corporate Communications	Vice President, Investor Relations
720.540.5227	720.540.5367
jneiman@allos.com	dcole@allos.com

Allos Therapeutics’ Appoints Dr. Jeffrey R. Latts to Its Board of Directors

Westminster, CO, April 26, 2007 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that Dr. Jeffrey R. Latts, former Executive Vice President and Chief Medical Officer of Exelixis, Inc., has been appointed to the Company’s Board of Directors.

“We are delighted to welcome Jeff to our Board of Directors,” said Paul L. Berns, President and CEO of Allos.  “Jeff brings to the Board over 25 years of experience in pharmaceutical development.  We believe his experience advancing programs from research into development and through clinical testing will be important as we continue to grow and seek to expand our clinical development efforts.”

Dr. Latts has been a consultant to the pharmaceutical industry since January 2007.  Previously, Dr. Latts served as Executive Vice President of Exelixis, Inc., a biotechnology company, from January 2006 to January 2007, and as Senior Vice President of Exelixis, Inc. from July 2001 to December 2005. He also served as Chief Medical Officer of Exelixis, Inc. from July 2001 to September 2006.  Prior to that, Dr. Latts held key management positions with Berlex Laboratories, a pharmaceutical healthcare company, where he served as Chief Medical Officer from 1995 to 2001, and Vice President, Clinical Research and Development from 1990 to 2001.  Prior to that, Dr. Latts served as Vice President of Clinical Research at Wyeth Ayerst Research, a division of Wyeth Laboratories.  He began his career in the pharmaceutical industry with the Parke-Davis Pharmaceutical Division of Warner Lambert. In over 25 years in the pharmaceutical industry, Dr. Latts has been involved in numerous investigational new drug application submissions and has successfully initiated early to late stage clinical trials for multiple disease areas, including cancer, immunology, central nervous system and metabolic diseases.  Dr. Latts received a B.S. in medicine and an M.D. from the University of Minnesota.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

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